UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

Corcept Therapeutics Incorporated
(Exact name of registrant as specified in its charter)

000-50679
(Commission File Number)

Delaware	77-0487658
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive
Menlo Park, CA 94025
(Address of principal executive offices, with zip code)

(650) 327-3270
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

(b) On April 16, 2007, the Board of Directors of Corcept Therapeutics Incorporated (“the Company”) approved the slate of nominees for board members for vote at the next annual meeting of shareholders in June 2007. Allen Andersson, Chairman of Paperboy Ventures LLC, is being nominated to fill the board position that will be vacated at that time due to the decision of Alan F. Schatzberg, M.D. not to stand for reelection at the 2007 annual meeting.

(c) On April 16, 2007, the Board of Directors granted stock options to officers and employees, including grants in the amounts of 1,000,000 shares to Joseph K. Belanoff, M.D, Chief Executive Officer, 700,000 shares to Robert L. Roe, M.D., President, and 125,000 shares to Anne M. LeDoux, Vice President and Controller. All options granted by the Board of Directors to employees and officers on April 16, 2007 are at an exercise price of $1.50 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The options, which are for a term of 10 years from date of grant, vest over a 4-year period at the rate of 2.0834%, starting immediately until fully vested.

(c) and (e) At its meeting on April 16, 2007, the Board of Directors appointed Anne M. LeDoux as the Company’s Chief Accounting Officer. As compensation for that position, Ms. LeDoux will receive an initial annual salary of $200,000 and was granted an option to purchase 125,000 shares of stock, the details of which are discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

Date: April 20, 2007	By:	/s/ Joseph K. Belanoff, M. D.
Joseph K. Belanoff, M. D.
Chief Executive Officer